FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corporation
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corporation
(413) 747-3304
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Record Quarterly Sales
24% Sales Growth
Third Quarter Marks Successful Launch of M&P Pistols and Tactical Rifles
FY 2006 Revenue Growth Forecast Increased to 19%-20%
FY 2007 Forecast Issued: Revenue Up 20%-24%; EPS Approximately $0.30
SPRINGFIELD, Mass., March 8, 2006— Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 154-year old company in the global business of safety, security, protection and sport, today announced net product sales of $38.6 million for the third quarter ended January 31, 2006, a 24% increase over the comparable quarter of the prior year, and the highest quarterly revenue in the company’s history.
Third Quarter Financial Results (in millions, except EPS):
John Kelly, Chief Financial Officer, said, “Net product sales of $38.6 million for the quarter ended January 31, 2006 were $7.5 million higher than net product sales of $31.1 million for the quarter ended January 31, 2005, a 24% increase. Firearms sales in the third quarter of fiscal 2006 grew 25.9% over the comparable quarter in fiscal 2005. Net income for the quarter ended January 31, 2006 of $1.1 million, or $0.03 per diluted share, was $1.3 million, or $0.03 per diluted share, higher than the $153,000 loss for quarter ended January 31, 2005.”
Gross profit of $11.3 million for the third quarter of fiscal 2006 was $3.5 million, a 45.5% increase, over gross profit of $7.7 million for the third quarter of fiscal 2005. Gross profit as a percentage of sales and licensing of 28.9% for the quarter ended January 31, 2006 was higher than gross profit of 24.5% for the quarter ended January 31, 2005. We increased quarterly net product sales by $7.5 million and converted approximately $2.6 million, or 35% of that amount, into gross margin. Improvements in production and labor efficiencies resulted in savings of approximately $240,000 over the comparable quarter of fiscal 2005.
Gross profit as a percentage of sales and licensing for the third quarter of fiscal 2006 was slightly lower than anticipated due to utility cost increases announced previously, start-up costs relative to the introduction of our new M&P pistol series and costs associated with transitioning from a seven-day workweek to a five-day workweek in November 2005.

By quarter’s end, we had concluded negotiations with a new energy supplier and had initiated shipments of the new M&P pistol series. So far, fourth quarter data indicates that we are currently achieving improvements in operating efficiencies under the new five-day work schedule.
Operating expenses for the third quarter of fiscal 2006 of $9.4 million increased by $2.3 million over the $7.1 million in expenses for the comparable quarter of fiscal 2005. Sales and marketing expenses for the quarter increased as expected by approximately $427,000 over the comparable quarter last year, as a result of marketing expenses related to the launch of the M&P pistols series and promotional costs for our NASCAR program. Despite the increase, sales and marketing expenses as a percentage of sales in the third quarter of fiscal 2006 were less than the comparable quarter last year. In June of 2005, we announced that we intended to early adopt Statement of Financial Accounting Standards No. 123(R), “Share-based Payment (Revised 2004)” (SFAS 123(R)) using the modified retrospective application method. Consequently, we have restated prior periods to reflect the impact of SFAS 123(R). The adoption of SFAS 123(R) resulted in additional stock compensation expense of approximately $662,000 for the quarter ended January 31, 2006 compared with stock compensation expenses of approximately $206,000 for the quarter ended January 31, 2005. During the third quarter of fiscal 2006 we recognized income of approximately $286,000 on a fair value adjustment relative to the liability associated with warrants issued in a private equity placement in September 2005. This benefit was offset by $675,000 in consulting fees incurred during the third quarter of fiscal 2006 relative to the implementation of Sarbanes-Oxley 404 compliance.
Net cash flow from operations for the nine months ended January 31, 2006 increased to $1.7 million compared with $800,000 for the nine months ended January 31, 2005. Capital expenditures for the nine months ended January 31, 2006 were $8.8 million, $1.4 million higher than the $7.4 million in capital expenditures for the first nine months of fiscal 2005. The Company had short-term borrowings of $2.5 million at January 31, 2006.
Michael Golden, President and CEO, said, “This has been a good quarter for us. In addition to achieving 24% sales growth, attaining profitability versus breakeven for the same quarter one year ago, and establishing a record level of revenue, we also achieved some significant milestones in our strategy to grow our core handgun business, to diversify the company, and to enter into new markets with new products.”
Core Handgun Business
Golden continued, “Our efforts to become a significant supplier of pistols to the federal government continued to yield results, and we recently won our fourth order in the last nine month period for Sigma 9VE pistols to be sold to the federal government for shipment to the Afghanistan Army. The value of the most recent contract is $15 million, most of which will be shipped in fiscal 2007. We view our ability to secure incremental orders from the federal government as a reflection of our growing visibility with purchasing agencies and key individuals in Washington, and as an indication of the quality and reliability of the products that we have delivered. While we have won this business with our traditional pistol series, we are optimistic that our new M&P polymer pistol series will open additional doors within the federal government.”

Military & Police (M&P) Polymer Pistols
“In December 2005 we launched our M&P polymer pistol series, which is designed especially to meet the needs of law enforcement professionals. We currently have units undergoing test and evaluation with over 150 law enforcement agencies. Within one month of our initial shipment of test units, we secured our first full police department conversion in January from the Patrick County, Virginia Sheriff’s Office. To date, we have received orders from a total of eight domestic law enforcement agencies. We are working with a number of additional law enforcement agencies that have completed testing, have selected the M&P pistol, and are either processing orders or pending budget approvals. Today, we are announcing that we have received our first international law enforcement order for M&P pistols. The order, from the Peel Regional Police Department (PRPD) of Ontario, Canada, calls for pistols that will be assigned to newly appointed officers. Representatives of PRPD have also indicated to us their intent to eventually convert the entire 1,800-officer force to the M&P. We expect these are the first of many orders we will receive as various departments complete their test and evaluation processes,” continued Golden.
Military & Police (M&P) Tactical Rifle Series
“In February of this year, at our industry’s largest trade show in Las Vegas, Nevada, we unveiled our highly anticipated entry into the long-gun market with a family of Smith & Wesson M&P tactical rifles. Our research indicates that the Smith & Wesson brand has earned a place in the long-gun market, and the bullish response to our M&P 15 and M&P 15T tactical rifles so far, from both the sporting goods and the law enforcement sales channels, reinforces that point. By designing a product and finalizing a manufacturing agreement within a six-month time frame, we moved into this market quickly. Today I am pleased to announce that we have begun shipping initial test and evaluation units of our tactical rifles to a variety of law enforcement agencies. In addition, we have now received an initial order from the Las Vegas Metropolitan Police Department for our M&P15 tactical rifles. We expect to begin receiving additional orders from other law enforcement agencies within the current quarter,” added Golden.
Accounting Matters
Results for the quarter ended January 31, 2005 have been restated to correct the accounting for certain stock awards under APB 25 and the adoption of SFAS 123(R).
Updated Outlook for Fiscal 2006 and Fiscal 2007
Fiscal 2006 Outlook
We expect net product sales for fiscal 2006 to increase by 19% to 20% percent over fiscal 2005 compared with our earlier expectations for growth in the 13% to 15% range. This increase is expected to come from continued sales penetration of the sporting goods channel, increased international sales, and initial shipments of the pistol order for shipment to Afghanistan, as announced in February.
We expect gross profit as a percentage of product sales and licensing revenue to increase from 29.1% before the impact of the one-time insurance recovery in fiscal 2005, to approximately 30% in fiscal 2006. This anticipated gross margin improvement is slightly lower than previously expected due to oil and natural gas cost increases and production ramp-up costs for the M&P pistols series. While we have secured a more competitive rate from an alternative energy supplier, we expect energy costs in fiscal 2006 to increase over $1.0 million, or 38% over fiscal 2005.
As a percentage of sales and licensing, we still expect operating expenses in fiscal 2006, excluding the favorable environmental adjustment in the first quarter, to be approximately the same percentage compared with fiscal 2005 levels. We expect interest expense in fiscal 2006 to be approximately $1.6 million, substantially lower than fiscal 2005 levels, reflecting our refinancing activities in January 2005.
We continue to expect net income for fiscal 2006 to increase to between $7.5 million and $8.0 million, or $0.19 to $0.20 per diluted share.
We are increasing our anticipated capital expenditures in fiscal 2006 by $4.0 million to approximately $16.0 million, based on our rapid progress in securing federal government orders, as well as the success of our polymer pistol series. We will reduce our capital expenditure requirements for 2007 by the same amount to reflect this acceleration. The $4.0 million increase will be used entirely to support additional pistol manufacturing requirements, which have grown by over 61% in the current fiscal year. We expect to fund this capital expenditure requirement from operating cash flow.
Fiscal 2007 Outlook
Sales are expected to increase to between $172 and $180 million in fiscal 2007, or 20% to 24% over anticipated sales in fiscal 2006. This increase in sales is expected to come from growth in our existing consumer market, as well as continued penetration of the law enforcement, federal government, and international markets. Both the M&P pistol series and the M&P tactical rifles series are expected to be key drivers in the sales increase for fiscal 2007.
Net income is currently anticipated to be approximately $12.5 million, or $0.30 per diluted share. We expect the 50% increase in net income to be driven by the higher sales volume, gross margin improvement to 32% as well as holding operating expenses constant as a percentage of sales and licensing.
We are reducing our anticipated capital expenditures in fiscal 2007 by $4.0 million to approximately $8.0 million. Our fiscal 2007 expectation now reflects the acceleration of $4.0 million in capital expenditures into fiscal 2006 to support current pistol manufacturing requirements. Capital expenditures for fiscal 2007 are based upon our core handgun business and exclude any new business opportunities we may pursue.
Golden concluded, “I am pleased with our results this quarter, which reflect that we are executing on our strategy to move deeper into our existing handgun business while diversifying our company by moving into new markets with new and existing products. We will intensify our focus on every element of this strategy in order to position ourselves increasingly as a global supplier in the business of safety, security, protection and sport.”
Conference Call
The Company will host a conference call today, March 8, 2006, to discuss its third quarter results and its outlook for the balance of fiscal 2006 and fiscal 2007. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also licenses shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, sales margins, gross margins, operating efficiencies, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal years ending April 30, 2006 and April 30, 2007; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products and the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns). The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2005.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
		Restated		Restated
	January 31, 2006	January 31, 2005	January 31, 2006	January 31, 2005

Net product and services sales	$38,635,764	$31,145,521	$106,022,454	$87,992,435
License revenue	418,462	417,100	1,700,652	1,339,868
Cost of products and services sold	27,777,988	23,813,847	76,222,532	59,796,476
Cost of license revenue	3,222	600	83,867	34,421

Gross profit	11,273,016	7,748,174	31,416,707	29,501,406

Operating expenses:
Research and development, net	73,816	64,862	215,682	140,185
Selling and marketing	4,143,553	3,716,024	11,864,313	9,737,460
General and administrative	5,177,335	3,323,250	14,491,382	11,902,266
Environmental (credits)	—	—	(3,087,810)	—

Total operating expenses	9,394,704	7,104,136	23,483,567	21,779,911

Income from operations	1,878,312	644,038	7,933,140	7,721,495

Other income (expense):
Other income (expense)	239,880	(234,744)	461,557	(27,438)
Interest income	26,091	89,957	84,246	273,256
Interest expense	(389,498)	(711,161)	(1,301,117)	(2,365,799)

	(123,527)	(855,948)	(755,314)	(2,119,981)

Income (loss) before income taxes	1,754,785	(211,910)	7,177,826	5,601,514
Income tax provision (benefit)	632,491	(58,798)	2,675,892	2,181,217

Net income (loss)	$1,122,294	$(153,112)	$4,501,934	$3,420,297

Weighted average number of common and common equivalent shares outstanding, basic	39,206,647	31,499,193	35,727,717	31,262,905

Net income (loss) per share, basic	$0.03	$(0.00)	$0.13	$0.11

Weighted average number of common and common equivalent shares outstanding, diluted	40,209,451	31,499,193	39,588,585	36,301,824

Net income (loss) per share, diluted	$0.03	$(0.00)	$0.11	$0.09

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2006	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$955,405	$4,081,475
Accounts receivable, net of allowance for doubtful accounts of $71,422 on January 31, 2006 and $75,000 on April 30, 2005	19,225,900	18,373,713
Inventories	20,776,154	19,892,581
Other current assets	2,856,223	2,388,286
Deferred income taxes	4,722,853	6,119,561
Income tax receivable	410,541	3,701

Total current assets	48,947,076	50,859,317

Property, plant and equipment, net	22,775,166	16,726,361
Intangibles, net	348,530	364,908
Notes receivable	1,000,000	1,029,812
Deferred income taxes	6,688,268	7,806,702
Other assets	4,332,878	5,205,246

Total Assets	$84,091,918	$81,992,346

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities Accounts payable	$9,143,342	$12,034,692
Accrued other expenses	3,524,225	3,482,425
Accrued payroll	4,105,737	3,220,730
Accrued taxes other than income	700,429	589,449
Accrued profit sharing	1,165,751	2,403,019
Accrued workers’ compensation	428,884	536,773
Accrued product liability	2,750,000	2,524,996
Accrued warranty	1,203,002	1,416,092
Deferred revenue	4,836	15,646
Financial instrument liability	1,021,200	—
Current portion of notes payable	4,164,292	1,586,464

Total current liabilities	28,211,698	27,810,286

Notes payable	14,773,894	16,028,424

Other non-current liabilities	6,887,464	11,062,459

Commitments and contingencies

Common stock	23,197,357	—

Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,206,647 shares on January 31, 2006 and 31,974,017 shares on April 30, 2005 issued and outstanding	33,207	31,974
Additional paid-in capital	7,171,980	27,744,819
Retained earnings (deficit)	3,816,318	(685,616)

Total stockholders’ equity	11,021,505	27,091,177

Total Liabilities & Stockholders’ Equity	$84,091,918	$81,992,346

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the Nine Months Ended:

		Restated
	January 31, 2006	January 31, 2005

Cash flows from operating activities:
Net income	$4,501,934	$3,420,297
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	2,960,393	1,718,205
Gain on disposal of IdentiKit	—	(450,515)
Loss (gain) on disposal of assets	48,220	(94,377)
Write-off of patents	—	39,741
Deferred taxes	2,515,142	1,963,039
Provision for losses on accounts receivable	14,700	9,800
Provision for excess and obsolete inventory	830,857	408,104
Valuation adjustment of derivative financial instruments	(166,800)	—
Stock option expense	1,516,903	416,457
Changes in operating assets and liabilities
(Increase) decrease in assets:
Accounts receivable	(866,887)	367,494
Inventories	(1,714,430)	(1,412,775)
Other current assets	(467,937)	(551,331)
Income tax receivable	(143,180)	25,809

Increase (decrease) in liabilities:
Accounts payable	(2,891,350)	1,145,549
Accrued payroll	885,007	(1,329,941)
Accrued profit sharing	(1,237,268)	(548,233)
Accrued taxes other than income	110,980	(18,824)
Accrued other expenses	41,800	(387,151)
Accrued income taxes	32,388	—
Accrued workers’ compensation	(107,889)	75,000
Accrued product liability	225,004	(302,640)
Accrued warranty	(213,090)	(167,367)
Other non-current liabilities	(4,174,996)	(3,829,915)
Deferred revenue	(10,810)	285,160

Net cash provided by operating activities	1,688,691	781,586

Cash flows from investing activities:
Note receivable	29,812	31,669
Proceeds from sale of marketable securities	—	1,518,493
Reductions in collateralized cash deposits	—	22,673,059
Payments to acquire patents	(2,870)	(25,477)
Proceeds from sale of IdentiKit	—	300,000
Proceeds from sale of property and equipment	35,901	105,375
Payments to acquire property and equipment	(8,798,886)	(7,387,105)

Net cash (used for) provided by investing activities	(8,736,043)	17,216,014

Cash flows from financing activities:
Other assets	597,184	1,378,860
Payment on notes payable, Tomkins	—	(27,000,000)
Proceeds from loans and notes payable	2,500,000	18,000,000
Debt issuance costs	—	(644,843)
Proceeds from exercise of options to acquire common stock including employee stock purchase plan	649,712	476,184
Proceeds from sale of common stock and common warrants	24,385,357	123,307
Repurchase of warrants	(23,950,701)	—
Proceeds from exercise of warrants to acquire common stock	916,432	—
Payments on loans and notes payable	(1,176,702)	(14,909,502)

Net cash provided by (used for) financing activities	3,921,282	(22,575,994)

Net decrease in cash and cash equivalents	(3,126,070)	(4,578,394)
Cash and cash equivalents, beginning of year	4,081,475	5,510,663

Cash and cash equivalents, end of period	$955,405	$932,269